EX-FILING FEES

Calculation of Filing Fee Tables

S-8

(Form Type)

STERLING BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value, reserved for issuance under the Sterling Bank & Trust 401(k) Plan	Rule 457(c) and Rule 457 (h)	300,000 shares	$5.95	$1,785,000	$110.20 per $1,000,000	$196.71
Total Offering Amounts
Total Fee Offsets
Net Fee Due							$196.71

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an undetermined number of Common Stock that may become issuable under the Sterling Bank & Trust 401(k) Plan by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or any other similar transaction.
(2)	Determined based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Capital Market on March 27, 2023 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.